Filed pursuant to Rule 433(d)

Registration Nos. 333-287776 and 333-287776-02

FINAL TERM SHEET, dated July 14, 2026

$782,950,000

John Deere Owner Trust 2026-B
Issuing Entity

$226,500,000	Class A-1	3.981% Asset Backed Notes
$203,520,000	Class A-2A	4.30% Asset Backed Notes
$50,000,000	Class A-2B	Benchmark + 0.31% Asset Backed Notes
$253,520,000	Class A-3	4.50% Asset Backed Notes
$49,410,000	Class A-4	4.61% Asset Backed Notes

John Deere Receivables LLC, Seller and Depositor
John Deere Capital Corporation, Sponsor and Servicer

	Class A-1 Notes(1)	Class A-2A Notes(1)	Class A-2B Notes(1)	Class A-3 Notes(1)	Class A-4 Notes(1)
Principal Amount	$226,500,000	$203,520,000	$50,000,000	$253,520,000	$49,410,000
Per Annum Interest Rate	3.981%	4.30%	Benchmark + 0.31%	4.50%	4.61%
Final Scheduled Payment Date	July 15, 2027	April 16, 2029	April 16, 2029	November 15, 2030	May 16, 2033
Initial Public Offering Price	100.00000%	99.99103%	100.00000%	99.98751%	99.99262%
Ratings (Moody’s/Fitch)	P-1/F1+	Aaa/AAA	Aaa/AAA	Aaa/AAA	Aaa/AAA
Payment Date	Monthly, beginning August 17, 2026 (subject to the business day convention)	Monthly, beginning August 17, 2026 (subject to the business day convention)	Monthly, beginning August 17, 2026 (subject to the business day convention)	Monthly, beginning August 17, 2026 (subject to the business day convention)	Monthly, beginning August 17, 2026 (subject to the business day convention)
Weighted Average Life(2)	0.32	1.15	1.15	2.43	3.31
CUSIP	47800V AA2	47800V AB0	47800V AC8	47800V AD6	47800V AE4

(1) Subject to the considerations set forth in the preliminary prospectus, the Notes are generally eligible for purchase by or on behalf of employee benefit plans subject to the Employee Retirement Income Security Act of 1974, as amended, and other similar retirement plans and arrangements that are subject to Section 4975 of the Internal Revenue Code of 1986, as amended.

(2) Pricing speed: 14% CPR (with a 10% clean-up call).

Trade Date: July 14, 2026
Expected Settlement Date: July 22, 2026
Initial Note Value: $803,031,283.69 (discount rate: 7.80%)
Initial Overcollateralization Amount: $20,081,284
Initial Reserve Account Deposit: $8,030,312.84
Specified Reserve Account Balance: $8,030,312.84

BofA Securities	Citigroup	MUFG	RBC Capital Markets	TD Securities
SOCIETE GENERALE

The Depositor has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Depositor has filed with the SEC for more complete information about the Depositor, the issuing entity, and this offering. You may get these documents for free by visiting EDGAR on the SEC Website at www.sec.gov. Alternatively, the Depositor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-294-1322.

This free writing prospectus does not contain all information that is required to be included in the prospectus.